Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference of our reports in the Registration Statement (Form S-8) pertaining to the Triangle Capital Corporation 2007 Equity Incentive Plan of Triangle Capital Corporation (a) dated March 22, 2007, with respect to the financial statements of Triangle Capital Corporation included in its Annual Report (Form 10-K) for the period from October 10, 2006 (inception) to December 31, 2006, and (b) dated March 22, 2007, with respect to the financial statements and financial highlights of Triangle Mezzanine Fund LLLP included in the Triangle Capital Corporation Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Raleigh, North Carolina
March 27, 2007